UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to an agreement between David E. Mangum and Global Payments Inc. (the “Company”) is hereby incorporated in this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 1, 2010, the Company entered into an Employment Agreement (the “Agreement”) with David E. Mangum, the Company’s Executive Vice President and Chief Financial Officer, having an effective date of March 1, 2010 and an initial term of three years.

Mr. Mangum is entitled to a base annual salary, subject to annual review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific objectives reflecting his area and scope of responsibility. Mr. Mangum is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company.

Mr. Mangum has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment.

Mr. Mangum’s agreement may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by Mr. Mangum with or without “good reason” (as defined therein). The agreement will also be terminated upon the death, disability or retirement of Mr. Mangum. Depending on the reason for the termination and when it occurs, Mr. Mangum will be entitled to certain severance benefits.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated as of March 1, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: March 3, 2010	By:	/s/ Daniel C. O’Keefe

Daniel C. O’Keefe
Chief Accounting Officer